Exhibit 10

CONTINUITY AGREEMENT

This Continuity Agreement ("Agreement") is entered into as of December 1, 2009, by and between AGL RESOURCES INC. (the "Company"), on behalf of itself and AGL Services Company (its wholly owned subsidiary and the Executive's employer), and Paul Shlanta (the "Executive").

WHEREAS, Executive is presently employed by the Company or one of its subsidiaries in a key management capacity; and

WHEREAS, the Company's Board of Directors desires to assure, and has determined that it is appropriate and in the best interests of the Company and its shareholders to reinforce and assure, the continued attention and dedication of certain key executives of the Company and its subsidiaries to their duties of employment without personal distraction or conflict of interest as a result of the possibility or occurrence of a change in control of the Company; and

WHEREAS, the Compensation and Management Development Committee of the Company's Board of Directors (the "Committee") has authorized the Company to enter into continuity agreements with those key executives of the Company and its subsidiaries designated by the Committee; and

WHEREAS, the Executive is a key executive of the Company or one of its subsidiaries and has been designated by the Committee as an executive to be offered such a continuity agreement with the Company.

NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration including, but not limited to, Executive's continuing employment with the Company or one of its subsidiaries, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1

DEFINITIONS

1.1. "Accrued Benefits" shall mean the Executive's earned but unpaid base salary, Earned and Unused Vacation Pay, unreimbursed business expenses and all other amounts earned by (but not paid to) or owed to Executive through and including the date of the Qualifying Termination.

1.2. "Announcement" shall mean a press release issued by the Company announcing the intention to engage in a transaction or event that is expected to result in a Change in Control of the Company as defined hereunder.

1.3. "Annual Bonus Amount" shall mean the average of the annual incentive payments actually paid to the Executive under the Company's annual incentive program for the three completed calendar years prior to the calendar year of the Qualifying Termination.

1.4. "Board" shall mean the Board of Directors of the Company.

1.5. "Cause" shall mean:

(a) willful fraud, dishonesty or malfeasance by the Executive in connection with the Executive's employment with the Company or one of its subsidiaries which results in material harm to the Company or one of its subsidiaries;

(b) the Executive's continued failure to substantially perform the duties and responsibilities of the Executive's position after written notice from the Company setting forth the particulars of such failure and a reasonable opportunity of not less than thirty (30) business days to cure such failure; or

(c) the Executive's plea of guilty or nolo contendere to, or conviction of, a felony.

Cause shall be determined by two-thirds of the members of the Committee at a meeting at which the Executive may appear and present his or her position.  No act or failure to act on the part of the Executive shall be considered "willful" unless it is done by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company or one of its subsidiaries.  Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel for the Company or one of its subsidiaries, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

1.6. "Change in Control" shall mean the earliest of the following to occur:

(a) The date any one person, or more that one person acting as a group (as determined under Treasury Regulation 1.409A-3(i)(5)(v)(B), a "Group"), acquires ownership of stock of the Company that, together with stock held by such person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company.  If any one person or Group is considered to own more than 50% of the total fair market value or total voting power of the Company, the acquisition of additional control of the Company by the same person or Group is not considered to cause a Change in Control of the Company;

(b) The date any one person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company;

(c) The date a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of their appointment or election; or

(d) The date that any one person or Group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all assets of the Company immediately before such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Company, or the assets being disposed of, determined without regard to any liabilities associated with such assets.

It is intended that there will be a Change in Control under this Agreement only to the extent such event or transaction would constitute a "change in control event" as such term is defined in Treasury Regulation Section 1.409A-3(i)(5) and thus the provisions of the definition of Change in Control shall be applied and interpreted consistent with the provisions of such Treasury Regulation, as amended from time to time; recognizing however, that the definition of Change in Control in this Agreement may be more restrictive in certain respects than the definition contained in Treasury Regulation Section 1.409A-3(i)(5).

1.7. "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.8. "Company" shall mean AGL Resources Inc., or a successor thereto.

1.9. "Consummation of a Change in Control Transaction" shall mean the earlier of the date on which a person or Group first becomes the beneficial owner of the requisite number of securities of the Company described in Sections 1.6(a) or (b), the date as of which a majority of the Board has been replaced, as described in Section 1.6(c), or the date on which the person or Group acquires the requisite percentage of Company assets, as described in Section 1.6(d).

1.10. "Coverage Period" shall mean the period beginning on the earlier of (a) the date of an Announcement, (b) the date of a Change in Control, or (c) the date of the Consummation of a Change in Control Transaction, and ending on the earlier of (i) the second anniversary of the date of the Consummation of a Change in Control Transaction, (ii) if applicable, the date the Company publicly announces it is abandoning the transaction or event that was the subject of an Announcement, or (iii) if applicable, the date the Company publicly announces it is abandoning the transaction that constituted a Change in Control pursuant to Section 1.6(b).

1.11. "Disability" shall mean, for purposes of this Agreement, the Executive's absence from the full-time performance of the Executive's duties pursuant to a determination made in accordance with the procedures established by the Company in connection with the Company's long-term disability benefits plan (as in effect as of the earliest of the date of the Announcement, the date of a Change in Control or the date of the Consummation of a Change in Control Transaction) that the Executive is disabled as a result of incapacity due to physical or mental illness.

1.12. "Earned and Unused Vacation" shall mean the difference between (a) Earned Vacation (as hereinafter defined), and (b) the actual number of hours of vacation taken by the Executive from January 1 of the calendar year in which the Qualifying Termination occurs through and including the date of the Qualifying Termination; provided that if the difference between (a) and (b) is a negative number, then Executive's Earned and Unused Vacation shall be deemed to be zero.

1.13. "Earned and Unused Vacation Pay" shall mean the product of (a) the Executive's annual rate of base salary in effect on the date of the Qualifying Termination divided by 2080, and (b) the hours of Executive's Earned and Unused Vacation.

1.14. "Earned Vacation" shall mean the product of (a) the aggregate number of hours of vacation which Executive is entitled to take during the calendar year in which the Qualifying Termination occurs, and (b) the quotient obtained by dividing (i) the number of calendar days from January 1 of the year in which the Qualifying Termination occurs through and including the date of the Qualifying Termination, by (ii) 365.

1.15. "Effective Date" shall mean December 1, 2009.

1.16. "Good Reason" shall mean the occurrence of one or more of the following without the Executive's express written consent:

(a) any material diminution in the Executive's position, duties or responsibilities with the Company or any change that would constitute a material adverse alteration in the Executive's duties, responsibilities or other conditions of employment, from those in effect as of the earliest of the date of the Announcement, the date of a Change in Control or the date of the Consummation of a Change in Control Transaction; provided, that, it will be deemed that for this purpose it would be a material diminution in the Executive's position, duties or responsibilities with the Company if the Executive retains the same title or position with the Company but the Company was not a public company and the Executive did not have the same title or position at the ultimate public parent of the Company;

(b) except for a diminution which is consistent with such a diminution for all other executives at a comparable level, any material diminution in the Executive's rate of annual base salary or annual incentive compensation opportunity (i.e., annual cash bonus opportunity under the Annual Incentive Plan or a successor plan) from the rate of annual base salary and annual incentive compensation opportunity in effect as of the earliest of the date of the Announcement, the date of a Change in Control or the date of the Consummation of a Change in Control Transaction;

(c) any action or inaction that constitutes a material breach by the Company of any agreement under which the Executive provides services to the Company; or

(d) any material change in the geographic location at which the Executive must perform services for the Company, which the Company has determined is a change in the Executive's primary employment location to a location which is in excess of fifty (50) miles from the Executive's primary employment location as of the earliest of the date of the Announcement, the date of a Change in Control or the date of the Consummation of a Change in Control Transaction.

1.17.  "Prorated Annual Bonus" shall mean a payment equal to the product of (a) times (b), where (a) is the greater of the (i) target annual incentive payment (i.e., annual cash bonus opportunity under the Annual Incentive Plan or a successor plan) for the calendar year of the Qualifying Termination, or (ii) actual annual incentive payment which would be paid to the Executive for the calendar year of the Qualifying Termination based on actual performance through the date of the Qualifying Termination, and (b) is a fraction, the numerator of which is the number of days in the calendar year in which the Qualifying Termination occurs that the Executive was employed by the Company or one of its subsidiaries, and the denominator of which is 365.

1.18. "Qualifying Termination" shall mean the occurrence of any one or more of the following events:

(a) the termination of Executive's employment by the Company or its subsidiary, as applicable, without Cause; or

(b)           Executive's termination of his or her employment with the Company or its subsidiary, as applicable, for Good Reason.

A Qualifying Termination shall not include a termination of Executive's employment by reason of the Executive's death, the Executive's Disability, the Executive's termination of his or her employment without Good Reason, or the termination of the Executive's employment for Cause.  To qualify as a termination for Good Reason, the Executive must provide notice to the Company within ninety (90) days of the initial existence of the condition constituting Good Reason and give the Company thirty (30) days to remedy such condition.

SECTION 2

TERM OF AGREEMENT

2.1. Term.  Subject to Section 2.2, this Agreement shall commence on the Effective Date and shall continue in effect until November 30, 2011 (the "Term").

2.2. Modification of Term.  In the event that an Announcement of a Change in Control occurs during the Term, the term of this Agreement shall automatically and irrevocably become a term ending on the later of the last day of the Term or the second anniversary of the date of Consummation of a Change in Control Transaction.  This Agreement shall be assigned to, and shall be assumed by, any successor to the Company upon Consummation of a Change in Control Transaction.  During the modified term pursuant to this section, this Agreement shall not be terminated or amended, altered or nullified by the Company or its successor without the Executive's written consent.

2.3. No Assurances.  Executive acknowledges and agrees that, except as is otherwise expressly provided in Section 2.2, (i) there is no assurance that, upon the expiration of the Term of this Agreement, this Agreement will be renewed or extended, (ii) the Company has no obligation to renew or extend this Agreement, and (iii) Executive has no right to any such renewal or extension.  Executive acknowledges and agrees further that in the event the Company, in its sole discretion, elects to offer Executive a renewal or extension of this Agreement or a new agreement following the expiration of the Term of this Agreement, except for an extension pursuant to Section 2.2, there can be no assurance as to the terms of any such renewal, extension or new agreement, the Company has made no representations to Executive with respect thereto and nothing contained in this Agreement shall be relevant, or of any precedential value whatsoever, in determining the terms of any renewal, extension or new agreement.

SECTION 3

CHANGE IN CONTROL BENEFITS

3.1. Qualifying Termination Payments and Benefits.  Subject to Section 4 hereof, the Company shall provide to the Executive the payments and benefits described below if the Executive has a Qualifying Termination during the Coverage Period.

(a) Accrued Benefits and Prorated Annual Bonus.  As soon as practicable (but no later than fifteen (15) business days) following the Qualifying Termination, the Company shall pay to the Executive a lump sum cash payment equal to Executive's (i) Accrued Benefits, and (ii) Prorated Annual Bonus. Payments made under this subparagraph (a) shall constitute full satisfaction to the Executive for the accrued pay and benefits described in this subparagraph.

(b) Severance Benefit.  As soon as practicable (but no later than fifteen (15) business days or, if the Company in its sole discretion determines additional time is needed to prepare any necessary calculations under Section 4.1, sixty (60) days) following the Qualifying Termination, the Company shall pay to the Executive a lump sum cash payment equal to two (2) multiplied by the sum of (i) and (ii), where (i) equals the greater of the Executive's annual rate of base salary in effect upon the date of the Qualifying Termination, or the Executive's annual rate of base salary in effect as of the earliest of the date of the Announcement, the date of a Change in Control or the date of the Consummation of a Change in Control Transaction, and (ii) equals the Annual Bonus Amount.

(c) Stock Options Restricted Stock, Performance-Based Stock and Other Long-Term Incentive Awards.  Subject to Section 4 hereof, in the event of a Qualifying Termination during the Coverage Period, any outstanding stock options, restricted stock, performance share, performance unit or other long-term incentive awards of the Executive shall become vested and/or exercisable in accordance with the terms of the plan and/or award agreements under which such grants and awards were made as if a change in control (as defined in each applicable plan or award agreement) had occurred immediately prior to, and on the same day as, the Qualifying Termination.  Upon the occurrence of a change in control (as defined in each applicable plan or award agreement), all grants and awards shall be subject to the provisions of the plan and award agreements under which they were made.  With regard to any outstanding stock options, the Executive shall have a period of one (1) year (subject to the expiration of the original term of the option) following the date of the Qualifying Termination in which to exercise such options; provided that such extension of the period to exercise shall not extend the exercise period beyond the earlier of (i) the latest date upon which the option could have expired by its terms, or (ii) the tenth (10th) anniversary of the original date of grant; and further provided that if the plan or option agreement under which such options were granted provides a longer period of exercise for which the Executive would be eligible, then such longer period shall be available to the Executive.

(d) Welfare Benefits.

(i)  The Company shall provide the Executive with continued life insurance and disability insurance coverage (provided, however, that long-term disability insurance coverage shall not be provided if, following the Executive's termination of employment, the Executive is not eligible to receive coverage under the Company's group long-term disability insurance policy because the Executive is no longer an employee) on the same basis (including premium) as active employees until the earlier of (i) twenty four (24) months after the Executive's Qualifying Termination, or (ii) the commencement of comparable coverage with a subsequent employer.

(ii)  In addition, as long as the Executive pays a monthly premium equal to the amount which is the COBRA premium for such coverage, the Company shall provide the Executive and, as applicable, the Executive's eligible dependents with continued medical and dental coverage, on the same basis (excluding premiums) as provided to the Company's active executives and their dependents, as applicable, until the earlier of (i) twenty four (24) months after the Executive's Qualifying Termination, or (ii) the date the Executive is first eligible for comparable coverage with a subsequent employer.  As a separate payment under this Agreement, each month coverage continues under this clause (ii), the Company shall pay to the Executive an amount equal to the excess of the COBRA premium for such coverage over the active employee cost for such medical coverage, each as determined on the date of the Executive’s Qualifying Termination.

(iii)  The medical coverage provided under this section shall not count against any COBRA continuation coverage required by law.

(e) Outplacement Benefits.  If so requested by the Executive, outplacement services shall be provided for up to one (1) year following the Qualifying Termination by a professional outplacement provider; provided, that, such outplacement services shall be provided at a cost to the Company of not more than 25% of the Executive's base salary in effect as of the date of the Announcement.

SECTION 4

LIMITATIONS ON PAYMENTS

4.1. Limitation on Payments. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any "payments in the nature of compensation" (as that term is used in Section 280G of the Code and any regulations promulgated thereunder) by the Company or any of its affiliated companies to or for the benefit of the Executive (whether paid or payable pursuant to the terms of this Agreement or otherwise) ("Payments") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties would be incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Payments shall be either (i) payable in full or (ii) reduced to one dollar less than the amount that would constitute a "parachute payment" under Section 280G of the Code (the "Reduced Amount"), whichever of the foregoing amounts, taking into account the applicable taxes, including, without limitation, federal, state and local income and employment taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of Payments.  If the Payments are not reduced pursuant to this Section 4.1, Executive shall be responsible for payment of any Excise Tax resulting from the Payments.  If the Payments are reduced, they shall be reduced in the following order of priority: (A) Payments under Section 3.1(b), (B) Payments under Section 3.1(e), (C) Payments under Section 3.1(d)(ii), (D) other Payments to be provided on or after the Executive's termination of employment and (E) other Payments to be provided prior to the Executive's termination of employment; provided, however, that only Payments (or portions of Payments) that, if reduced, would reduce the total amount of "parachute payments" (as that term is used in Section 280G of the Code) shall be reduced.  If there is a question as to which Payments within each of categories (D) and (E) of the prior sentence are to be reduced first, such Payments shall be reduced in reverse order beginning with Payments that are to be paid the farthest in time from the date on which the "change in ownership or effective control" (as that term is used in Section 280G of the Code) or "change in ownership of a substantial portion of the assets" (as that term is used in Section 280G of the Code), as the case may be, shall have occurred.

4.2. Accounting Firm.  All determinations required to be made under this Section 4, including, without limitation, whether the Payments must be reduced, the amount of any Excise Tax to be paid by the Executive, the amount and order of any reductions and the assumptions to be utilized in arriving at such determinations, shall be made by such nationally recognized registered public accounting firm as may be designated by the Company (the "Accounting Firm").  The Accounting Firm shall provide detailed supporting calculations to the Company and the Executive within 15 business days after the Date of Termination, and/or at such earlier time as may be requested by the Company and the Executive.  All fees and expenses of the Accounting Firm shall be paid solely by the Company.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

4.3. Tax Claim.  The Executive shall notify the Company in writing of any claim or proposed adjustment by the Internal Revenue Service or other taxing authority ("Claim") that, if successful, would require payment of (i) any Excise Tax on the Payments, if Payments have been reduced to avoid the Excise Tax or if no reduction occurred because the Accounting Firm determined no Excise Tax would be incurred, or (ii) any Excise Tax on the Payments in an amount greater than that reported by the Company on the Executive's Form W-2 (in the case of either (i) or (ii), an "Underpayment").  Such notification shall be given as soon as practicable, but no later than ten (10) business days after the Executive is informed in writing of such Claim, and shall apprise the Company of the nature of such Claim and the date on which such Claim is payable.  If the Company desires to contest such Claim, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Claim and may, at its sole option, either direct the Executive to pay the Underpayment and sue for a refund or contest the Claim in any permissible manner.  The Executive agrees to cooperate with the Company in good faith in order effectively to contest such Claim, including, without limitation, providing any information and taking such action as may be reasonably requested by the Company.  The Company's control of the contest shall be limited to issues that relate to the Underpayment, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.  The Executive shall be responsible for payment of the Underpayment.  The Company shall pay directly (or shall promptly reimburse the Executive for) all legal, accounting and other costs and expenses incurred in connection with any Claim and shall indemnify the Executive, on an after-tax basis, for any Underpayment incurred by the Executive pursuant to such Claim.  Notwithstanding anything contained herein to the contrary, any payment or reimbursement by the Company of costs and expenses incurred in connection with a Claim, as provided herein, shall be paid promptly, but in all events no later than the last day of the calendar year following the calendar year in which the Executive remitted the Underpayment or if, following resolution of a Claim, no Underpayment is paid, the end of the calendar year following the calendar year in which there is a final and nonappealable settlement or other resolution of the Claim.  Any indemnification for the Executive's payment of an Underpayment shall be paid by the Company to the Executive no later than the last day of the calendar year following the calendar year in which the Executive remitted the Underpayment.

SECTION 5

SUCCESSORS AND ASSIGNMENT

5.1. Successors.  The Company shall require any successor (whether pursuant to a Change in Control transaction, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a material breach of the Agreement and shall entitle the Executive to terminate the Executive's employment with Good Reason immediately prior to or at any time after such succession.  Any successor to the Company shall be deemed to be the Company for all purposes of this Agreement.

5.2. Assignment by Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive's executor and/or administrators, heirs, devisees, and legatees.  If the Executive should die while any amount would be payable to Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's estate.  Executive's rights hereunder shall not otherwise be assignable.

SECTION 6

CONFIDENTIALITY; NON-DISPARAGEMENT;

NON-SOLICITATION; TRADE SECRETS

Without the prior written consent of the Company, Executive agrees hereby not to disclose or use, directly or indirectly (except as may be required for the performance of duties assigned by the Company or one of its subsidiaries or as may be required by a court of competent jurisdiction), any trade secret or other confidential information pertaining to the conduct of the Company's business, unless and until such trade secret or confidential information is in the public domain.  The Company's business, as that term is used herein, includes, but is not limited to, the Company's and any of its subsidiaries' records, processes, methods, data, reports, information, documents, equipment, training manuals, customer lists and business secrets.  Executive further agrees that, during the twenty-four (24) month period following a Qualifying Termination, Executive shall not initiate contact with employees of the Company or any of its subsidiaries for employment outside the Company or one of its subsidiaries, including those employees who were employed by the Company or one of its subsidiaries up to and including the date of the Qualifying Termination; provided, however, that nothing contained herein shall prevent Executive from responding to contacts initiated by such employees.  Except as may be compelled by a court of competent jurisdiction or as may otherwise be required by law, Executive shall take no action (including without limitation the making of any oral or written statement) which action damages the reputation of the Company or any of its subsidiaries.

SECTION 7

MISCELLANEOUS

7.1. Contractual Rights to Benefits.  Except as expressly stated herein, nothing herein contained shall require or be deemed to require the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder; provided, however, that the Company may segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise as it deems appropriate.

7.2. Obligation Absolute; No Effect on Other Rights.  Except for amounts that may be owed to the Company pursuant to Section 7.3 hereof, the obligations of the Company to make the payments and provide the benefits to the Executive and the Executive's dependents, and to make the arrangements provided for herein shall be absolute and unconditional and shall not be reduced by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or a third party at any time, nor shall the amount of any payment or benefit hereunder (except as provided for in Section 3.1(e)(ii) hereof) be reduced by any compensation earned by Executive as a result of employment by another employer.  Except as provided in Section 3.1(a) with respect to Accrued Benefits and the Prorated Annual Bonus, and except as otherwise provided in Section 7.8, the provisions of this Agreement, and any payment provided for herein, shall not supercede or in any way limit the rights, benefits, duties or obligations which the Executive may have now or in the future under any benefit, incentive or other plan or arrangement of the Company or a subsidiary or any other agreement with the Company or a subsidiary.

7.3. Legal Fees and Expenses.  In addition to all other amounts payable to the Executive under this Agreement, the Company shall pay the Executive's legal fees and expenses (including, without limitation, any and all court costs and attorneys' fees and expenses), as incurred by the Executive in connection with or as a result of any claim, action or proceeding brought by the Company or the Executive with respect to or arising out of this Agreement or any provision hereof; provided, however, in the case of an action brought by the Executive, if it is determined by an arbitrator or by a court of competent jurisdiction that such action was frivolous or without merit, any remaining unpaid legal fees or expenses shall not be paid and the Executive shall repay to the Company all amounts previously paid by the Company under this Section 7.3.  No payment or reimbursement under this Section 7.3 shall be requested or made, after the end of the calendar year following the calendar year in which the expense was incurred.

7.4. Dispute Resolution.  Notice of any dispute or controversy arising under this Agreement shall be provided in writing to the other party.  If such dispute is not resolved by mutual agreement of the parties within 60 calendar days of the provision of such notice, Executive shall have the right and option to elect (in lieu of litigation) to have any such dispute or controversy settled by binding arbitration.  Such arbitration shall be conducted before a panel of three (3) arbitrators sitting in a location selected by Executive in the metropolitan area nearest to, and in the same county as, the Executive's place of residence, in accordance with the rules of the American Arbitration Association then in effect.  Executive's election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and Executive.  The Company may elect to have a dispute or controversy settled by binding arbitration only if such dispute or controversy arises under Section 6 of this Agreement.

7.5. Notices.  Any notice required to be delivered to the Company, any of its affiliates or the Committee by Executive hereunder shall be properly delivered to the Company, any of its affiliates or the Committee when personally delivered to, or received through the U.S. mail, postage prepaid, by:

AGL Resources Inc.
Attn: Chief Executive Officer
10 Peachtree Place, 19th Floor
Atlanta, GA 30309

Any notice required to be delivered to Executive by the Company, its affiliates or the Committee hereunder shall be properly delivered to Executive when personally delivered to, or actually received through the U.S. mail, postage prepaid, by Executive.

7.6. Amendment.  Except as otherwise provided in Sections 2.2 and 2.3 hereof, no provision of this Agreement may be amended, altered, modified, waived or discharged unless such amendment, alteration, modification, waiver or discharge is agreed to in a writing signed by both the Executive and such officer of the Company as is specifically designated by the Committee or the Board.  No waiver by any party to this Agreement, at any time, of any breach by the other of, or of compliance by other party with, any condition or provision of this Agreement to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar provision or condition of this Agreement or any other breach or failure to comply with the same condition or provision at any prior or subsequent time.

7.7. Employment Status.  Nothing herein contained shall be deemed to create an employment agreement between the Company and Executive providing for the employment of Executive by the Company for any fixed period of time.  Subject to the terms of any other agreement between the Company or a subsidiary and the Executive, if any, Executive's employment with the Company or a subsidiary is terminable at will by the Company or a subsidiary or Executive and each shall have the right to terminate Executive's employment with the Company or a subsidiary at any time, with or without Cause and with or without Good Reason, subject to the Company's obligation to provide any payments or benefits required hereunder.

7.8. Entire Agreement.  Except as expressly provided herein, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party to this Agreement.  This Agreement represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior discussions, negotiations, and agreements concerning the subject matter hereof, including, but not limited to, any prior severance agreement made between Executive and the Company or any of its subsidiaries; provided, however, that nothing contained herein shall prevent the Executive from receiving any severance benefits to which he or she is entitled under the terms of a Company or subsidiary provided severance plan if the Executive's termination of employment does not qualify as a Qualifying Termination within the Coverage Period; provided, further, that nothing contained herein shall prevent the Executive from receiving benefits to which he or she may be entitled under any employee or retiree benefit or incentive plan maintained or contributed to by the Company or one of its subsidiaries, including, without limitation, the AGL Resources Inc. retiree medical plan.

7.9. Tax Withholding.  The Company shall withhold from any amounts payable under this Agreement all federal, state, city, payroll or other taxes legally required to be withheld.

7.10. Severability.  In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

7.11. Applicable Law.  To the extent not preempted by the laws of the United States, the law of the State of Georgia shall be the controlling law in all matters relating to this Agreement.

7.12. Specified Employee.  If the Executive is considered a "specified employee" (as that term is defined in Treasury Regulations Section 1.409A-1(i)), as of the date of the Executive's separation from service, payments of amounts under this Agreement which are considered "deferred compensation" under Code Section 409A and paid based upon a separation from service may not be made or otherwise begin until the date that is six months after the date of separation from service (or, if earlier than the end of the six-month period, the date of death of the specified employee) to the extent such is required pursuant to Code Section 409A.

7.13. 409A.  It is the intent of the parties to this Agreement that this Agreement comply with Code Section 409A and the regulations issued pursuant thereto and the provisions of this Agreement shall be interpreted to be consistent therewith.

7.14. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, to be effective as of the day and year first written above.

COMPANY:

AGL RESOURCES INC.

                             By:         /s/ John Somerhalder II
Title: Chairman President and Chief Executive Officer

EXECUTIVE:

/s/ Paul Shlanta
Signature